FOR IMMEDIATE RELEASE:  March 17, 1995


CONTACT:     Dennis J. Lacey, President and CEO
             Capital Associates, Inc.
             (303) 980-1000

CAPITAL ASSOCIATES REPORTS VICTORY IN THE MBANK CASE

      Lakewood, CO --- Capital Associates, Inc. (CAI) (CAPITAL ASSOCIATES INTERNATIONAL, INC.-NMS NASDAQ), an asset management and financial services company, announced today that the Dallas Federal District Court held yesterday in Capital's favor in the MBank litigation.

      The MBank litigation commenced in early 1992. The litigation arose out of the failure of MBank, Dallas, N.A. The Office of the Comptroller of the Currency placed MBank in receivership, and appointed the FDIC as its receiver, in March 1989. Later in 1989, the FDIC sought to disaffirm certain lease obligations owed by MBank to Capital and to recover all of the cash collateral securing such obligations, as well as certain payments that had been made to Prudential Insurance Company of America, which had provided financing for a portion of the lease transaction.

      The Court determined, among other things, that Capital is entitled to recover liquidated damages, calculated according to the terms of the governing lease documents, from the cash collateral for the lease. As of February 28, 1995, the amount of such cash collateral, which is being held under the supervision of the Court, exceeded $19 million.

      The Court did not fix the amount of Capital's damages in its decision. Capital is making this calculation. While the final calculation is not yet available, Capital estimates that its damages (including interest and attorneys' fees), as finally determined, will exceed $9 million.

      Capital intends to finalize the calculation of its damages as quickly as possible and to seek payment of such damages immediately thereafter. Capital cannot predict at this time when it will receive such payment. In addition, the Company cannot predict whether the FDIC will appeal the Court's decision.

      Capital Associates, Inc. is one of the largest independent general equipment leasing companies in the United States. Established in 1976, CAI has arranged nearly $3 billion in equipment financing. CAI provides leasing, financing, portfolio and asset management services for new and used equipment.

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